Exhibit 10.5

EXECUTION VERSION

LICENSE-BACK AGREEMENT

between

ZONE TECHNOLOGY PARTNERS, LLC

and

INSTINET GROUP INCORPORATED

Dated as of June 1, 2004

8.2	Allocation of Risk	24
8.3	Additional Exclusions	24
8.4	Limitation of Liability	25
8.5	Infringement Issues	26
8.6	Indemnification	27
ARTICLE IX	MISCELLANEOUS	28
9.1	Assignment	28
9.2	Notices	28
9.3	Severability	29
9.4	Entire Agreement	29
9.5	No Agency	30
9.6	Governing Law, Etc.	30
9.7	Export Regulation	30
9.8	Waiver; Amendment; Certain Notices	30
9.9	Interpretation	31
9.10	Counterparts	31
9.11	Binding	32
9.12	Licensee Liability and Applicability of Restrictions to Certain Persons	32
9.13	Bankruptcy	32
9.14	Inspection, Etc.	32
9.15	U.S. Government Restricted Rights	33

ii

Exhibit 10.5

LICENSE-BACK AGREEMENT

This License-Back Agreement (this “Agreement”) is made and entered into as of June 1, 2004 (the “Effective Date”) by and between Zone Technology Partners, LLC, a Texas limited liability company (“Licensor”), and Instinet Group Incorporated, a Delaware corporation (“Licensee”). Each of Licensor and Licensee are referred to in this Agreement singly as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor, Licensee and certain other Persons (as defined below) have entered into that one certain Asset Purchase Agreement dated as of June 1, 2004 (the “Purchase Agreement”) pursuant to which Licensee will transfer certain assets, including the Gr8Trade Licensed Technology (as defined below), to Licensor (the “Sale”); and

WHEREAS, in connection with the Sale, Licensee and certain of its Affiliates desire to receive a license to use certain rights with respect to the Gr8Trade Licensed Technology, and Licensor is willing to grant such a license, all subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to any other terms as may be defined elsewhere herein, when used in this Agreement, the capitalized terms listed below shall have the following respective meanings:

“Access Code” has the meaning set forth in Section 2.6.

“Affiliate” means any Person controlling, controlled by, or under common control with, the Person in question.

“Agreement” has the meaning set forth in the preamble.

“Agreement Confidential Information” has the meaning set forth in Section 6.4.

“APIs” means those functional, technical and/or design specifications for an interface between specified software and other software that are provided to the developer of such other software and which are designed to enable commands, responses, records, sound, graphics or other data to be exchanged or communicated between the specified software and such other software, including any application programming interfaces and graphical user interfaces, any firmware and/or software implementing any of the foregoing, and all algorithms, databases, documentation and operational procedures relating to any of the foregoing. For the avoidance of doubt, any reference in this Agreement to the specified software includes any APIs with respect thereto, unless otherwise specifically indicated.

“Applicable Gr8Trade Sublicense Term” means, with respect to each Existing Gr8Trade Customer, the lesser of (i) ninety (90) days after the Effective Date and (ii) the date that such Existing Gr8Trade Customer’s use of the Gr8Trade Software is terminated by Licensee pursuant to Section 4.2(d) of the Purchase Agreement.

“Applicable Law” means all applicable federal, state, foreign and other laws and all applicable rules, regulations, interpretations and orders of any relevant Authority.

“Applicable Legends” has the meaning set forth in Section 2.4(a).

“Authority” means any governmental, judicial, legislative, executive, administrative, or regulatory authority of the United States, or any possession or territory thereof, or of any state, local, foreign or other government, of any other public or self-regulatory authority, commission, board, agency or other instrumentality (including the United States Securities and Exchange Commission or any securities exchange or the National Association of Securities Dealers), or any subdivision or office of any of the foregoing.

“Authorized Licensee Contractor” has the meaning set forth in Section 2.3(b).

“Authorized Licensee Contractor Sublicense Agreement” has the meaning set forth in Section 2.3(b).

“Authorized Licensee Employee” has the meaning set forth in Section 2.3(a).

“Authorized Non-Licensee User” has the meaning set forth in Section 2.3(c).

“Authorized Non-Licensee User Sublicense Agreement” has the meaning set forth in Section 2.3(c).

“Authorized Users” means Authorized Licensee Employees, Authorized Licensee Contractors, Authorized Non-Licensee Users and Existing Gr8Trade Customers, collectively.

“Chosen Courts” has the meaning set forth in Section 9.6(a).

“Confidential Information” has the meaning set forth in Section 6.1.

“Documentation” has the meaning set forth in the Purchase Agreement.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Enhancement” means any new release, modification, customization, translation, upgrade, enhancement, fix, correction or derivative work of all or any portion of any specified software or documentation to the extent that the same is based on, or is created by modifying or preparing a derivative work of, or otherwise utilizes or incorporates, any of the specified software or documentation or any of the Source Code for the specified software (other than APIs). Notwithstanding the foregoing, none of the Portal Software, Revised Portal Software or any Enhancement thereof prepared by or on behalf of Licensee shall be deemed to be Enhancements to the Gr8Trade Licensed Technology, provided that, for the avoidance of doubt, (i) to the extent that any Enhancement to the Portal Software or the Revised Portal Software prepared by or on behalf of Licensee would, but for this sentence, constitute an Enhancement to the Gr8Trade Licensed Technology, such Enhancement shall only be made as permitted by this Agreement, and (ii) any Section 2.1(e) Work Product shall be deemed an Enhancement to the Gr8Trade Licensed Technology and not to the Portal Software or the Revised Portal Software.

“Existing Gr8Trade Customer” has the meaning set forth in Section 2.3(d).

“Gr8Trade Additional Elements” means any portion of the Gr8Trade Software other than the Licensed Software, including InfoCenter, that was previously made available to an Existing Gr8Trade Customer under a Gr8Trade Sublicense Agreement and that was conveyed to Licensor under the Purchase Agreement. For the avoidance of doubt, (i) any reference in this Agreement to the Gr8Trade Additional Elements includes all copies of any portion of the Gr8Trade Additional Elements, in whatever media or whatever form, and by whomever prepared, unless otherwise specifically indicated, but (ii) nothing in this definition shall affect any restrictions on copying (or the form in which copies may be used or made) expressly set forth in Sections 2.2 or 2.5 or elsewhere in this Agreement.

“Gr8Trade Documentation” means all Licensed Documentation, the Gr8Trade Users’ Guide and all other Documentation related to the Gr8Trade Software that was in use by Licensee or its licensees or sublicensees immediately prior to the Effective Date, in each case to the extent that the same was conveyed to Licensor under the Purchase Agreement. For the avoidance of doubt, any reference in this Agreement to the Gr8Trade Documentation includes all copies of any portion of the Gr8Trade Documentation, in whatever media or form, and by whomever prepared, unless otherwise specifically indicated.

“Gr8Trade Licensed Technology” means the (i) Gr8Trade Software and the Gr8Trade Documentation, collectively and (ii) the Section 2.1(e) Work Product.

“Gr8Trade Software” has the same meaning as the “Transferred Software”, as defined in the Purchase Agreement. For the avoidance of doubt, the Licensed Software together with the Gr8Trade Additional Elements are the Gr8Trade Software.

“Gr8Trade Sublicense Agreement” has the meaning set forth in Section 2.3(d).

“Gr8Trade Users’ Guide” means the User’s Guide previously distributed by Licensee to Existing Gr8Trade Customers for use with the Gr8Trade Software, to the extent that the same was conveyed by Licensee to Licensor under the Purchase Agreement.

“InfoCenter” means the software and documentation pertaining to the “InfoCenter” website, to the extent the same was conveyed by Licensee to Licensor under the Purchase Agreement.

“Intellectual Property Rights” means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names (“Trademarks”, which term shall include the items described in clause (viii) below); (ii) patents and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations or extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights; inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) copyrights and works of authorship; (iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding federal, state or foreign statutory or common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; (v) mask works; (vi) moral rights, author’s rights or rights of publicity; (vii) claims, causes of action and defenses relating to the enforcement of any of the foregoing; (viii) any applications for registration of any of the foregoing, and all renewals or extensions of any of the foregoing, whether now existing or hereafter arising; and (ix) the goodwill associated with each of the foregoing. For the avoidance of doubt, “Intellectual Property Rights” includes any and all of the foregoing related to computer software, data files, Source Code, Object Code, APIs, manuals, documentation, specifications, databases or other materials or information.

“Licensed Documentation” means all Documentation related to the Licensed Software that was in use by Licensee or its licensees or sublicensees immediately prior to the Effective Date, including all operating manuals or user manuals with respect to the Licensed Software, in each case to the extent that the same was conveyed to Licensor under the Purchase Agreement. For the avoidance of doubt, any reference in this Agreement to the Licensed Documentation includes all copies of any portion of the Licensed Documentation, in whatever media or form, and by whomever prepared, unless otherwise specifically indicated.

“Licensed Software” means the software applications and modules as they exist on the date hereof that (i) were transferred by Licensee to Licensor under the Purchase Agreement and (ii) are “Common Product Elements” (as defined in the Purchase Agreement). For the avoidance of doubt, (x) any reference in this Agreement to the Licensed Software includes all copies of any portion of the Licensed Software, in whatever media or whatever form, and by whomever prepared, unless otherwise specifically indicated, but (y) nothing in this definition shall affect any restrictions on copying (or the form in which copies may be used or made) expressly set forth in Sections 2.2 or 2.5 or elsewhere in this Agreement.

“Licensed Technology” means the Licensed Software and the Licensed Documentation, and, to the extent applicable thereto, the Section 2.1(e) Work Product.

“Licensee” has the meaning set forth in the preamble to this Agreement.

“Licensee Property” has the meaning set forth in Section 4.1

“Licensor” has the meaning set forth in the preamble to this Agreement.

“Losses” has the meaning set forth in Section 8.6.

“Notice” has the meaning set forth in Section 9.2.

“Object Code” means machine-executable computer software prepared by compiling and linking Source Code or machine independent representations of computer software intended for subsequent interpretation or just-in-time compiling which is not convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, association, joint stock company, Authority, or any other form of association or entity.

“Portal Software” means the software described on Schedule 1.1(c) attached hereto.

“Primary Licensee” has the meaning set forth in Section 2.4(c)

“Prime Rate” means the “prime rate” as published from time to time in The Wall Street Journal (currently in the “Money Rates” section) or, in the event that such rate is no longer published in the Wall Street Journal, then the prime rate as published in another periodical of general circulation selected by Licensor. In the event more than one such rate, or a range of such rates, is published, then the Prime Rate shall be the highest of such rates.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Recipient” has the meaning set forth in Section 6.2(a).

“Revised Portal Software” has the meaning set forth in Section 2.1(a).

“Sale” has the meaning set forth in the recitals to this Agreement.

“Section 2.1(e) Work Product” has the meaning set forth in Section 2.1(e).

“Source Code” means computer software in human-readable form and all related compiler command files, build scripts, scripts relating to the operation and maintenance of a software application, object libraries, including comments, data files and structures, application programming interfaces, include files, macros, programming tools not commercially available, technical specifications, flowcharts, logic diagrams, and documentation related to any or all of the foregoing such that collectively the foregoing will be sufficient to enable an individual possessing reasonable skill and expertise in computer software and information technology to build, load and operate the Object Code of such software and to maintain, support and effectively use such software.

“Special Damages” has the meaning set forth in Section 8.3.

“Sublicense Agreements” means the Authorized Licensee Contractor Sublicense Agreements, the Authorized Non-Licensee User Sublicense Agreements, and the Existing Gr8Trade Customer Sublicense Agreements, collectively.

“Tax” has the meaning set forth in Section 5.1.

“Term” has the meaning set forth in Section 7.1.

“Territory” means worldwide.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transition Period” has the meaning given to that term in the Purchase Agreement.

“User ID” has the meaning set forth in Section 2.6.

ARTICLE 2

LICENSE

2.1 Grant of License. During the Term, Licensor hereby grants and Licensee hereby accepts, subject to all of the terms and conditions of this Agreement, a non-exclusive, non transferable (except as provided in Section 9.1 below), non-assignable (except as provided in Section 9.1 below), non-sublicenseable (except as provided in this Section 2.1 and Section 2.4(c)), royalty-free, fully paid-up perpetual (subject to termination as provided below), irrevocable (subject to termination as provided below) license under all of the Intellectual Property Rights acquired by Licensor under the Purchase Agreement, for use within the Territory, to:

(a) Use (including to load, reproduce, modify, create derivative works of, execute and display) the Licensed Software (in both Source Code and Object Code form) and the Licensed Documentation solely for the purposes of developing, maintaining, modifying and supporting the Portal Software and any Enhancement to the Portal Software incorporating any Licensed Software (“Revised Portal Software”), including to correct errors in the Portal Software or Revised Portal Software, in each case provided that such use is solely by Authorized Licensee Employees or Authorized Licensee Contractors and otherwise complies with the requirements of this Agreement;

(b) Use (i.e. to load, reproduce, execute and display) the Licensed Software (in Object Code form only) to the extent required for the operation and use (i.e. to load, reproduce, execute and display) of the Portal Software or the Revised Portal Software, provided that such use is solely by Authorized Licensee Employees or Authorized Licensee Contractors;

(c) Sublicense each Authorized Non-Licensee User, during the term of such Authorized Non-Licensee User’s Authorized Non-Licensee User Sublicense Agreement (as the same may be extended by agreement of such Authorized Non-Licensee User and Licensee in their sole discretion), to use (i.e., to load, reproduce, execute and display) portions of the Licensed Software (in Object Code form only), but only to the extent required for the operation and use (i.e. to load, reproduce, execute and display) of the Portal Software or the Revised Portal Software as permitted by the applicable Authorized Non-Licensee User Sublicense Agreement and permitted by Section 2.3(c);

(d) Sublicense each Existing Gr8Trade Customer, during such Existing Gr8Trade Customer’s Applicable Gr8Trade Sublicense Term, to use portions of the Gr8Trade Software (in Object Code form only) and Gr8Trade Users’ Guide in accordance with the terms of such Existing Gr8Trade Customer’s Gr8Trade Sublicense Agreement; and

(e) Use (including to load, reproduce, modify, create derivative works of, execute and display), during the Transition Period, the Gr8Trade Licensed Technology (in both Source Code and Object Code form) solely for the purpose of enabling Licensee to fulfill its obligations under Section 4.12 of the Purchase Agreement, provided that (i) Licensee provides notice on a monthly basis to Licensor of any Enhancements created pursuant to this Section 2.1(e) (such Enhancements in both Source Code and Object Code format and together with all related Documentation, collectively, “Section 2.1(e) Work Product”) and complies with any reasonable requirements imposed by Licensor in writing with respect to the same, and (ii) such use is solely by Authorized Licensee Employees or Authorized Licensee Contractors. For the avoidance of doubt, Section 2.1(e) Work Product shall not include any Enhancements created pursuant to Section 2.1(a).

2.2 Nature of Licenses. Licensee shall be entitled to use the Source Code for the Licensed Software solely to the extent described in Section 2.1(a) and the Source Code for the Gr8Trade Additional Elements solely to the extent described in Section 2.1(e). In no event shall any Source Code for any of the Gr8Trade Software be used for any purpose except as permitted by Sections 2.1(a) or 2.1(e), or distributed to any Person, other than distributions to an Authorized Licensee Employee or an Authorized Licensee Contractor who requires access to such Source Code for purposes of utilizing it for the benefit of Licensee as described in those Sections, as applicable. Except as provided in Section 2.1(e), neither Licensee nor any Authorized User shall have any right to use the Source Code for any of the Gr8Trade Additional Elements.

2.3 Authorized Users.

(a) From time to time, Licensee shall, in its discretion, designate certain employees of Licensee who shall be permitted to use the Licensed Technology on Licensee’s behalf on hardware/computing equipment and systems owned, licensed or controlled by Licensee, in accordance with this Agreement and such additional restrictions as Licensee may impose on any such user from time to time (each, an “Authorized Licensee Employee”). Upon the reasonable request of Licensor from time to time, Licensee shall provide Licensor with the number and location of Authorized Licensee Employees having access to the Source Code of the Licensed Technology.

(b) For purposes of this Agreement, the term “Authorized Licensee Contractor” shall mean a Person who (i) is an independent contractor of Licensee retained by Licensee to use the Licensed Technology or the Gr8Trade Licensed Technology, as the case may be, for the benefit of Licensee as authorized by Section 2.1(a), Section 2.1(b) or Section 2.1(e); and (ii) is a party to a written license agreement with Licensee substantially in the form of Exhibit 2.3(b) (an “Authorized Licensee Contractor Sublicense Agreement”). Notwithstanding anything to the contrary in this Agreement, no Licensed Technology may be used by or made available to any Authorized Licensee Contractor except in accordance with the terms of this Agreement and the relevant Authorized Licensee Contractor Sublicense Agreement. Upon the request of Licensor from time to time, Licensee shall provide Licensor with the number and names and locations of Authorized Licensee Contractors and the periods during which they performed or will perform such Services.

(c) For purposes of this Agreement, the term “Authorized Non-Licensee User” shall mean any Person who (i) is a customer of Licensee and a user of the Portal Software or the Revised Portal Software, and (ii) is a party to a written license agreement with Licensee substantially in the form of Exhibit 2.3(c) (an “Authorized Non-Licensee User Sublicense Agreement”). Notwithstanding anything to the contrary in this Agreement, in no event shall any Authorized Non-Licensee User be permitted to use or have access to any portion of the Licensed

Software except (i) to the extent that such portion of the Licensed Software is embedded in the Portal Software or Revised Portal Software made available to such Authorized Non-Licensee User under an Authorized Non-Licensee User Sublicense Agreement, (ii) in accordance with the terms of this Agreement and the related Authorized Non-Licensee User Sublicense Agreement, and (iii) in Object Code form. Upon the request of Licensor from time to time, Licensee shall provide Licensor with the number of Authorized Non-Licensee Users. For the avoidance of doubt, nothing in this Section shall require Licensee to disclose the names of or financial arrangements with, any Authorized Non-Licensee Users.

(d) For purposes of this Agreement, the term “Existing Gr8Trade Customer” shall mean a Person who (i) is an existing user of the Gr8Trade Software; (ii) is listed on Schedule 2.3(d); and (iii) is a party to a written license agreement from Licensee which agreement was entered into prior to the Effective Date, and is substantially in the form attached hereto as Exhibit 2.3(d) and allows such Existing Gr8Trade Customer to use the Gr8Trade Licensed Technology (a “Gr8Trade Sublicense Agreement”). Notwithstanding anything to the contrary in this Agreement, and unless and to the extent an Existing Gr8Trade Customer is also sublicensed as an Authorized Non-Licensee User of Licensed Software pursuant to Section 2.1(c), in no event shall any Existing Gr8Trade Customer be permitted to use or have access to any portion of the Gr8Trade Licensed Technology except (i) to the extent that such portion of the Gr8Trade Licensed Technology was embedded in or delivered with the Gr8Trade Software that was made available to such Existing Gr8Trade Customer under a Gr8Trade Sublicense Agreement either (x) prior to the Effective Date or (y) with respect to any Enhancements thereto developed in accordance with Section 2.1(e) and approved in writing for distribution by Licensee after the Effective Date, (ii) in accordance with the terms of this Agreement and the related Gr8Trade Sublicense Agreement, and (iii) with respect to Gr8Trade Software, is in Object Code form.

2.4 Certain Restrictions on Use of the Gr8Trade Licensed Technology.

(a) Licensee shall not, and shall use commercially reasonable efforts to cause each Authorized User not to, directly or indirectly:

(i) modify or remove any legends, notices, identifications or evidence of confidentiality, ownership, copyright, Trademark, or other Intellectual Property Rights, or any disclaimers of warranties, limitations on damages, or similar provisions (collectively, “Applicable Legends”), contained on or included in all or any portion of the Gr8Trade Licensed Technology;

(ii) create any software application or system or derivative work that infringes or misappropriates any Intellectual Property Rights in all or any portion of the Gr8Trade Licensed Technology, provided that this clause (ii) shall not prohibit Licensee from developing, maintaining, modifying and supporting the Portal Software or Revised Portal Software in accordance with Section 2.1(a) or modifying or creating derivative works of the Gr8Trade Licensed Technology in accordance with Section 2.1(e);

(iii) reverse engineer, recreate, modify, adapt or transcribe all or any portion of the Gr8Trade Licensed Technology or disassemble, translate, reverse compile, decompile or otherwise obtain, discover or recreate the Source Code of all or any portion of the Gr8Trade Licensed Technology; provided that this clause (iii) shall not prohibit Licensee from modifying or adapting or otherwise using the Source Code for the Licensed Software in accordance with Section 2.1(a) or from modifying or adapting or otherwise using the Source Code for the Gr8Trade Software in accordance with Section 2.1(e);

(iv) sell, lease, license, loan, sublicense, make available, disclose, distribute or otherwise transfer or provide all or any portion of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein to any Person on a temporary or permanent basis, or otherwise allow any Person to utilize all or any portion of the Gr8Trade Licensed Technology, provided that this clause (iv) shall not prohibit Licensee from (A) sublicensing, making available, disclosing, distributing or providing portions of the Gr8Trade Licensed Technology to Authorized Users in accordance with Section 2.1 and Section 2.3, as applicable, (B) leasing, licensing, loaning, sublicensing, making available, disclosing or distributing (x) Portal Software or Revised Portal Software (notwithstanding that the Licensed Software is included therein) to Authorized Non-Licensee Users in accordance with Sections 2.1(c) and 2.3(c) or (y) the Gr8Trade Software to Existing Gr8Trade Customers in accordance with Sections 2.1(d) and 2.3(d), or (C) from transferring its rights under this Agreement in accordance with Section 9.1;

(v) use all or any portion of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein as part of a service bureau or network or time-sharing facility for any third party provided, that notwithstanding the foregoing, Licensee shall, at its option, be permitted to make the Portal Software or Revised Portal Software available to Authorized Non-Licensee Users as part of a service bureau or network or time sharing facility in accordance with Section 2.1(c) and Section 2.3(c) notwithstanding that the Licensed Software in embedded therein;

(vi) use all or any portion of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein in any way that violates Applicable Law;

(vii) copy or reproduce all or any portion of the Gr8Trade Licensed Technology in any form or medium except as permitted by Section 2.5 hereof or use more copies of the Gr8Trade Licensed Technology than are permitted to be used by this Agreement and any applicable Sublicense Agreement;

(viii) otherwise use all or any portion of the Gr8Trade Licensed Technology or any Intellectual Property rights therein in any manner not authorized by this Agreement; or

(ix) attempt to, or encourage or assist any other Person to attempt to, do any of the foregoing.

For the avoidance of doubt, Licensor acknowledges and agrees that with respect to any Authorized User which, prior to the Effective Date, is a party to an applicable Sublicense Agreement with Licensee, the terms of such Sublicense Agreement will be deemed to satisfy the requirements of this Section 2.4 and that so long as Licensee maintains such Sublicense Agreement in effect and complies with those obligations pertaining to Authorized Users that are set forth in Sections 2.6, 2.7 and 8.5, it shall have fulfilled its obligation to use commercially reasonable efforts to cause its Authorized Users to comply with the foregoing obligations.

(b) Notwithstanding anything to the contrary contained in this Agreement, without limitation of the foregoing, Licensee’s use of the Portal Software, the Revised Portal Software and the Gr8Trade Licensed Technology shall be subject to Section 4.17 of the Purchase Agreement. For the avoidance of doubt, the foregoing sentence and the restrictions specified in Section 4.17 of the Purchase Agreement shall not apply to the Authorized Users.

(c) The benefits and obligations of, and restrictions on, Licensee under this Agreement shall extend to, and the term “Licensee” shall include, the party that executes this Agreement as Licensee (the “Primary Licensee”) and all Affiliates of the Primary Licensee in which Primary Licensee holds, directly or indirectly, a 50% or more ownership interest and the right to control such Affiliate, provided that (i) Licensee shall provide notice to Licensor upon request of the identity and ownership of each such Affiliate, (ii) such benefits shall extend to any such subsidiary only so long as the Primary Licensee retains such ownership and control of such Affiliate, and (iii) the Primary Licensee shall be liable to Licensor for any breach by any such Affiliate of any such obligation or restrictions.

(d) All rights not specifically granted under this Agreement by a Party are reserved by such Party. For the avoidance of doubt, (i) in no event shall Licensee or any Authorized User have any right to receive or use any Enhancements prepared by or on behalf of Licensor and (ii) in no event shall Licensor have any right to receive or use any Enhancements prepared by or on behalf of Licensee, other than the Section 2.1(e) Work Product.

2.5 Copies.

(a) Licensee may maintain a limited number of backup copies of the Gr8Trade Licensed Technology (it being understood that such backup copies constitute Gr8Trade Licensed Technology hereunder), not to exceed the number reasonably required to permit Licensee’s exercise of its rights with respect to the Gr8Trade Licensed Technology (or any portion thereof) hereunder, provided that such backup copies shall be used solely as backup copies in the event the original copies are lost or damaged so as to be reasonably unusable. Subject to Section 6.9, Licensee’s right to maintain back up copies with respect to the Gr8Trade Additional Elements and the Gr8Trade Users’ Manual shall terminate upon the later of (i) the expiration of the Applicable Gr8Trade Sublicense Term or (ii) the expiration of the Transition Period. Licensee shall keep all copies of the Source Code for any of the Gr8Trade Licensed Technology at Licensee’s offices or such other location as is mutually agreed by Licensor and Licensee in writing.

(b) Licensee may permit its Authorized Non-Licensee Users to copy the Portal Software and any Revised Portal Software (including any Licensed Software in the foregoing), in Object Code form only, as reasonably required (i) to enable such Person to operate the Portal Software or Revised Portal Software or (ii) to the extent the license to the Portal Software or Revised Portal Software permits the Authorized Non-Licensee Users to make a fixed number of copies for use thereof in accordance with the terms of the Authorized Non-Licensee User Sublicense Agreement, as may be reasonably necessary for archival purposes (it being understood that all such copies shall be used solely in the event the original copies are damaged so as to be reasonably unusable) and for such other similar, customary purposes that are permitted by the Authorized Non-Licensee User Sublicense Agreement, in each case in accordance with the terms of the Authorized Non-Licensee User Sublicense Agreement; provided, that such Authorized Non-Licensee User shall not be permitted to copy any portion of the Licensed Software except to the extent such portion of the Licensed Software is embedded in the Portal Software or Revised Portal Software and as copied as part of an authorized copy of the Portal Software or the Revised Portal Software. Other than as expressly set forth in this Agreement and in Section 4.17 of the Purchase Agreement, Licensee shall have no restrictions imposed by Licensor on the terms under which it may license or use the Portal Software or the Revised Portal Software notwithstanding the inclusion of Licensed Software therein.

(c) Licensee (and, as applicable, its Authorized Licensee Employees and Authorized Licensee Contractors) shall be permitted to make a reasonable number of copies of the Licensed Technology as and to the extent reasonably necessary in connection with the exercise of its (or their) rights under Section 2.1(a) and Section 2.1(e).

2.6 Security. Licensee shall distribute (or have distributed) to each Existing Gr8Trade Customer a unique user identification (“User ID”) and a corresponding password and/or other access code (each, an “Access Code”) to provide commercially reasonably appropriate security for such Authorized User’s use of the Gr8Trade Licensed Technology in accordance with this Agreement and any applicable Sublicense Agreement. Licensee shall use its commercially reasonable efforts to maintain the security of each such Existing Gr8Trade Customer’s User IDs and Access Codes and to prevent Persons other than the Existing Gr8Trade Customers from using any of the Gr8Trade Additional Elements.

2.7 Certain Agreements Regarding Gr8Trade Licensed Technology. Licensee shall promptly notify Licensor regarding any breach of which it becomes aware by any Authorized User of any provision of its Sublicense Agreement (if applicable) or this Agreement regarding use of any portion of the Gr8Trade Licensed Technology, or the breach of which it becomes aware by any Person of any of its confidentiality or non-use obligations under Article 6, and shall promptly take such action with respect to the same, including enforcement and/or termination of such agreement and obligations, as Licensor may reasonably request. Licensee may not amend, modify or waive (including by issuing a Work Statement that conflicts with such requirements) any rights under any Sublicense Agreement in any manner that would cause such Sublicense Agreement to fail to meet the requirements of this Agreement, or cause or permit any Authorized User to act in any manner contrary to, the requirements of this Agreement.

ARTICLE 3

DELIVERY; PERFORMANCE AND SUPPORT; OTHER AGREEMENTS

3.1 Delivery. Licensor shall not be required to deliver any Gr8Trade Licensed Technology to Licensee. In connection with the Sale, Licensee shall deliver to Licensor all copies of the Gr8Trade Licensed Technology in its possession or under its control, other than the copies as are authorized by Section 2.5 to be retained or made by Licensee or any Authorized Licensee Subcontractor, Authorized Non-Licensee User or Existing Gr8Trade Customer. Licensee acknowledges and agrees that any existing copies of any of the Gr8Trade Licensed Technology retained by Licensee or any such other Person are suitable for Licensee’s or such other Person’s purposes in such form.

3.2 Maintenance, Support, Etc. As between Licensor and Licensee, Licensee is solely responsible for providing support to Authorized Users and instructing them on how to use the Gr8Trade Licensed Technology licensed to them. In no event shall Licensor have any obligation to provide any maintenance, support, training, installation, customization, consulting or implementation services with respect to any of the Gr8Trade Licensed Technology, any upgrades, updates, new versions or releases with respect to any of the Gr8Trade Licensed Technology, or any other products, services, information or assistance with respect to any of the Gr8Trade Licensed Technology. In the event that Licensor, in its sole discretion, provides any products or services to Licensee or any Authorized User with respect to any of the Gr8Trade Licensed Technology, Licensor’s rights and such Person’s obligations with respect to such products or services shall be governed by the terms hereof (including Article 8) unless the Parties otherwise agree in writing. In no event shall Licensee have any obligation to deliver or provide to Licensor any of the Portal Software or Revised Portal Software or any Enhancements that it may develop pursuant to Section 2.1(a). In no event shall Licensee have any obligation under this Agreement to provide any maintenance, support, training, installation, customization, consulting or implementation services with respect to any of the Gr8Trade Licensed Technology (provided that, for purposes of clarification, nothing herein shall limit any such obligation that Licensee or any of its Affiliates may have under the Purchase Agreement). Licensee shall deliver to Licensor, promptly upon request or, in any event, prior to the expiration of the Transition Period, any Section 2.1(e) Work Product.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Title; Reservation of Rights. As between the Parties, the Parties agree that Licensor is the owner of the Gr8Trade Licensed Technology and all Intellectual Property Rights therein, regardless of the media or form in which the same may exist and regardless of whether the same may have been merged with or into any other work. Licensee acknowledges and agrees that Licensor is not, by this Agreement or otherwise, granting, transferring or conveying any title, ownership right or other right in any of the Gr8Trade Licensed Technology, or in any Intellectual Property Rights with respect to any portion of either thereof except for the licenses specifically granted hereby. No such grant, transfer or conveyance shall be inferred or created by implication, and Licensee shall not have the right to use any of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein other than as expressly provided herein. All rights in or to any Gr8Trade Licensed Technology and any Intellectual Property Rights therein are expressly reserved by Licensor, subject only to the licenses specifically granted hereunder. Without limiting the foregoing, nothing in this Agreement shall be deemed to grant to Licensee or any other Person any right or license to use any names, logos, assumed names, Trademarks or proprietary designations of Licensor or any of its Affiliates. As between the Parties, the Parties agree that, subject to Licensor’s rights in the Licensed Technology, Licensee is and shall continue to be the owner of the Portal Software, the Revised Portal Software and any Enhancements thereto (including any such Enhancements of any Licensed Technology comprised within Portal Software or Revised Portal Software made by or on behalf of Licensee pursuant to this Agreement), and all Intellectual Property Rights with respect to all of the foregoing, regardless of the media or form in which the same may exist and regardless of whether the same may have been or be merged with or into any other work (the “Licensee Property”). Licensor acknowledges and agrees that Licensee is not, by this Agreement or otherwise, granting, transferring or conveying any title, ownership right or other right in any of the Licensee Property and no such grant, transfer or conveyance shall be inferred or created by implication, and Licensor shall not have any right to any of the Licensee Property. Notwithstanding the foregoing, however, Licensor agrees that as between the Parties, all right, title and interest in and to any Section 2.1(e) Work Product, and all Intellectual Property Rights therein, shall be the exclusive property of Licensor. To the maximum extent that any of the Section 2.1(e) Work Product may be considered a “work made for hire” for the benefit of Licensor under Applicable Law, it shall be considered a “work made for hire” for the benefit of Licensor, the copyright of which shall be solely, completely and exclusively by Licensor. To the extent that any of the Section 2.1(e) Work Product is not considered a “work made for hire” for the benefit of Licensor under the Applicable Law, all worldwide right, title and interest that

Licensee may have in and to such Section 2.1(e) Work Product are hereby automatically and irrevocably assigned, conveyed and otherwise transferred, completely and exclusively, to Licensor. Licensee agrees to execute and deliver such other documents as Licensor may reasonably request from time to time in order to effectuate the intent of the preceding three (3) sentences.

4.2 Valuable Property. Licensee acknowledges and agrees that the Gr8Trade Licensed Technology and any other Confidential Information of Licensor is the valuable property of Licensor, is protected under the copyright, trade secret and other laws of the United States and other Applicable Law, and incorporates valuable trade secrets of Licensor. Licensee acknowledges and agrees that any violation by Licensee or any Authorized User or other Recipient of its confidentiality obligations or use restrictions under this Agreement or any applicable Sublicense Agreement may cause Licensor immediate and irreparable injury which is not fully compensable by monetary damages and for which Licensor has no adequate remedy at law. Accordingly, Licensee agrees that if Licensor institutes an action or proceeding to enforce any of such obligations or restrictions against Licensee, Licensor shall be entitled to seek injunctive or other equitable relief as may be necessary or appropriate to enjoin, prevent or curtail any such breach, threatened or actual, without the need for the posting of any bond or other security. The foregoing rights shall be in addition to and without prejudice to any other rights Licensor may have under this Agreement or Applicable Law, whether at law or in equity.

4.3 Notice of Adverse Claim. Licensee promptly shall notify Licensor in writing of any threat, warning or Notice of any claim or action, or other situation or event, of which Licensee may become aware from time to time during the Term that is adverse to or that reasonably could be expected to be adverse to any of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein and, to the extent that Licensor so requests in writing, Licensee shall reasonably cooperate with Licensor in the investigation of the same (provided that Licensor reimburses Licensee for its reasonable expenses (including employee time) in connection with the same).

4.4 No Inconsistent Action. To the extent permitted by Applicable Law, Licensee shall not take any action to challenge the ownership, validity or enforceability of any of Licensor’s Intellectual Property Rights in all or any portion of the Gr8Trade Licensed Technology, provided that the foregoing shall not restrict Licensee in any way from asserting any defenses, claims or counterclaims (including challenging the ownership, validity or enforceability of Licensor’s Intellectual Property Rights) against Licensor in connection with any action, suit or proceeding that is based on Licensee’s use of the Gr8Trade Licensed Technology and is brought by Licensor against Licensee after termination of this Agreement that seeks an award of monetary damages against Licensee. For the avoidance of doubt, the foregoing proviso shall not allow Licensee to assert any such defenses, claims or counterclaims as a defense to Licensor’s right to terminate this Agreement (provided that the foregoing provision shall allow Licensee to assert any such defenses, claims or counterclaims as a defense to any monetary damages sought in connection with such termination) or in any action for specific performance or injunctive relief. Without limiting the foregoing, Licensee agrees that at no time shall it take any action contrary with Licensor’s sole ownership of all right, title and interest in the Gr8Trade Licensed Technology and any Intellectual Property Rights therein.

4.5 Enforcement and Protection of Intellectual Property Rights; Cooperation of Licensee.

(a) The enforcement, protection and defense, including the decision of whether or not to prosecute infringements or maintain registrations, of Licensor’s Intellectual Property Rights in the Gr8Trade Licensed Technology shall be in the sole discretion and control of Licensor, and any and all recoveries resulting from any such actions shall be retained by Licensor. Licensee shall execute such documents and provide such additional cooperation to Licensor as Licensor reasonably may request from time to time in order to perfect, evidence, protect or secure Licensor’s Intellectual Property Rights and to enable Licensor to conduct such enforcement, protection, defense, prosecution or registration (provided that Licensor reimburses Licensee for its reasonable out-of-pocket expenses in connection with the same).

(b) Notwithstanding the foregoing, in the event that after notice from Licensee and a reasonable opportunity to evaluate the circumstances (which may be a short time period if it is necessary to obtain injunctive relief), Licensor declines to take any action to prosecute a material infringement of its Intellectual Property Rights in the Licensed Technology used by Licensee, where the existence of such material infringement shall be determined by Licensee in its reasonable discretion, then Licensee may take action (at its own expense) to prosecute such infringement, and for this purpose Licensee may bring suit in its own name or the name of Licensor and Licensor will join in such action, if necessary, at Licensee’s expense and cooperate with Licensee in pursuing the same, with Licensor having the opportunity to participate in such action if and to the extent it elects. Licensor shall execute such documents and provide such additional cooperation to Licensee as Licensee reasonably may request from time to time in connection with such action. Any damages or other monetary awards or settlements recovered or obtained by Licensee from any such action brought under this Section 4.5(b) shall be retained in full by Licensee. Licensee shall reimburse Licensor for its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with Licensor’s cooperation with Licensee under this Section 4.5(b) (including the reasonable value of Licensor’s employees’ time expended in connection with such cooperation) and shall indemnify and hold harmless Licensor from any and all Losses that: (x) are awarded against Licensor in a judgment on an action brought by Licensee under this Section 4.5(b) that related to Licensor’s Intellectual Property Rights in the Licensed Technology or (y) are incurred by Licensor as a result of such judgment that adversely affects the validity, enforceability or ownership of Licensor’s Intellectual Property Rights in the Licensed Technology (or any portion thereof).

(c) In addition, in the event that Licensor elects not to maintain any application to register, or any registration of, any patent or copyright rights covering the Licensed Technology which application or registration existed as of the Effective Date and was disclosed to Licensee under the Purchase Agreement, then Licensor shall use commercially reasonable efforts to notify Licensee of such election no less than thirty (30) days prior to knowingly abandoning any such application or registration and shall, upon the request of Licensee, maintain such application or registration in Licensor’s name, at Licensee’s sole cost and expense.

ARTICLE 5

TAXES

5.1 Payment of Taxes. Any applicable sales, use, goods or services, value-added, transfer, withholding or any other similar taxes or charges imposed by any taxing Authority (which, for the avoidance of any doubt, do not include any tax imposed on (i) the income or assets of Licensor or any of its Affiliates or (ii) any transactions between Licensee and Authorized Users) (each, a “Tax”) on Licensor or Licensee in connection with this Agreement shall be borne equally by Licensor, on the one hand, and Licensee, on the other hand, regardless of the Person on whom such Taxes are imposed, provided, however, to the extent permitted by Applicable Law, Licensor and Licensee shall cooperate in minimizing any such Taxes. Licensor and Licensee shall further cooperate to timely prepare and file any Tax return or other filings relating to such Taxes, including any claim for exemption or exclusion from the application or imposition of any such Taxes, and Licensor shall timely file any such Tax return and timely pay any such Taxes unless Licensee is required to file such Tax return by Applicable Law. With respect to such Tax returns filed by Licensor, Licensee shall pay to Licensor, not later than five (5) business days before the due date for payment of such Taxes, an amount equal to fifty percent (50%) of such Taxes shown on such return or other filing, and Licensor shall, following the filing thereof, promptly furnish to Licensee a copy of such return or other filing and a copy of a receipt showing payment of any such Tax. With respect to such Tax returns filed by Licensee, Licensor shall pay to Licensee, not later than five (5) business days before the due date for payment of such Taxes, an amount equal to fifty percent (50%) of the Taxes shown on such return or other filing, and Licensee shall, following the filing thereof, promptly furnish to Licensor a copy of such return or other filing and a copy of a receipt showing payment of any such Tax.

ARTICLE 6

CONFIDENTIALITY AND SECURITY

6.1 Definition. For purposes of this Agreement, subject to Section 6.3, “Confidential Information” means (a) all information or materials (including test results) contained within, associated with or with respect to any of the Gr8Trade Licensed Technology or any Intellectual Property Rights therein, regardless of the source of such information or materials and regardless of whether or not marked or otherwise designated as “confidential” or “proprietary” or the like (all of which shall be considered the Confidential Information of Licensor); (b) to the extent not deemed the Confidential Information of Licensor pursuant to clause (a) above, all information or materials (including test results) contained within, associated with or with respect to any of the Portal Software or Revised Portal Software or any Intellectual Property Rights therein, regardless of the source of such information or materials and regardless of whether or not marked or otherwise designated as “confidential” or “proprietary” or the like (all of which shall be considered the Confidential Information of Licensee); and (c) any other information or materials disclosed by, or on behalf of, (i) Licensor or any of its Affiliates to Licensee, any of its Affiliates or any Authorized Users or (ii) Licensee to Licensor or any of its Affiliates, in each case in this clause (c) in connection with this Agreement that is marked or otherwise designated “confidential” or “proprietary” or the like or that, due to the nature of such information or materials or the circumstances surrounding such disclosure, should reasonably be considered to be confidential or proprietary in nature (including any information relating to Licensees’ Authorized Users and the Sublicense Agreements).

6.2 Confidential Treatment.

(a) Each Party shall treat as confidential all of the Confidential Information of the other Party, and shall not disclose or use (and shall not permit any of its Affiliates, (in the case of Licensee) any Authorized User, or any other Person to whom any Confidential Information or Agreement Confidential Information is disclosed by, on behalf of, for the benefit of or at the request of such Party, any of its Affiliates or (in the case of Licensee) any Authorized User (each a “Recipient,” which term shall also include the applicable Party) to disclose or use) any of the Confidential Information of the other Party except as expressly permitted under this Agreement. Without limiting the foregoing, each Party shall use, and shall cause its Affiliates to use, at least the same degree of care that such Party uses to prevent the disclosure or misuse of its own confidential information of like nature or importance, but in no event less than reasonable care, to prevent the disclosure or misuse of any Confidential Information, and Licensee shall cause each other Recipient to comply with the confidentiality provisions in the applicable Sublicense Agreement.

(i) Subject to the foregoing, and except as may be specifically agreed from time to time by the Parties, Licensee shall not, and shall not permit any other Recipient to communicate or disclose, directly or indirectly, any of the Confidential Information (or any portion thereof) to any Person (other than (x) communications or disclosures by Licensee, in accordance with this Agreement, to Authorized Licensee Employees or Authorized Licensee Contractors, but only to the extent that such Authorized Licensee Employees or Authorized Licensee Contractors have a need for such information in order to allow Licensee to exercise the rights granted to Licensee by this Agreement in accordance with the terms of this Agreement and have agreed in writing to confidentiality and limited use obligations as described in Section 6.7, and (y) communications or disclosures by Licensee, in accordance with this Agreement, to Authorized Non-Licensee Users and Existing Gr8Trade Customers, and by such Authorized Non-Licensee Users and Existing Gr8Trade Customers to their employees, of Confidential Information related to the Object Code version of that portion of the Licensed Software or Gr8Trade Software, and the Licensed Documentation and Gr8Trade Users’ Guide, to which such Authorized Non-Licensee User or Existing Gr8Trade Customer has authorized access under this Agreement and its Sublicense Agreement, but only to the extent that such Authorized Non-Licensee Users, Existing Gr8Trade Customers and employees have a need for such information in order to allow such Authorized Non-Licensee Users and Existing Gr8Trade Customers to exercise the rights granted to such Authorized Non-Licensee Users and Existing Gr8Trade Customers under their respective Sublicense Agreements and have agreed in writing to confidentiality and limited use obligations as described in Section 6.7).

(ii) Each Party shall not and shall not permit its Affiliates to:

(A) use any Confidential Information (or any portion thereof) of the other Party in any manner except as expressly contemplated by this Agreement; or

(B) take any other action with respect to the Confidential Information (or any portion thereof) of the other Party inconsistent with the confidential and proprietary nature of such Confidential Information.

(iii) Licensee shall not permit any Authorized User to use any Confidential Information (or any portion thereof) of Licensor in any manner except as expressly contemplated by this Agreement and the applicable Sublicense Agreement.

(b) Subject to Section 6.2(a), each Party may copy, modify and internally distribute to its employees Confidential Information of the other Party; provided that no party shall make or permit to be made more copies, modifications or distributions of any Confidential Information than shall be reasonably necessary in connection with its permitted use thereof. Disclosure of any Confidential Information shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information other than the license rights expressly set forth herein.

6.3 Exclusions.

(a) Confidential Information of a Party shall exclude information that the other Party can demonstrate: (i) is independently developed or conceived by it after the date of this Agreement without reference to or use of any Confidential Information; (ii) becomes known to it, without restriction, from a third party who such Party reasonably believes, after due inquiry, has the right to so disclose it; or (iii) was generally known or available to the public at the time it was disclosed or at a later time through no act or omission of it or any other Person who it reasonably believes, after due inquiry, had an obligation to keep such information confidential.

(b) The restrictions set forth in Section 6.2(a)(i) shall not apply to Confidential Information that is required to be disclosed by a Party pursuant to an order or requirement of any Authority; provided, however, that such Party shall provide prompt prior Notice thereof to the other Party describing in reasonable detail such requirement and all Confidential Information required to be so disclosed, and shall use reasonable efforts and cooperate with the other Party at the other Party’s expense to obtain a protective order or otherwise seek to prevent disclosure of such Confidential Information.

6.4 Confidentiality of Agreement. Each Party agrees that the terms of, but not the existence of, this Agreement and any negotiations with respect to the same (“Agreement Confidential Information”) shall be maintained as confidential and that such Party shall not, unless agreed to in writing by the other Party, disclose or reveal, directly or indirectly, any of such Agreement Confidential Information to any Person except (i)(x) to the Party’s or its Affiliates’ respective officers, directors, members, partners, managers, employees, attorneys or other professional advisors, or (y) to any actual or potential investor in, or purchaser of, such Party, to any actual or potential banks or other financing sources of such Party, and to their respective attorneys or other professional advisors; but in each case only to the extent that such Persons have a reasonable need to know the same for purposes of such relationship and agree to maintain the confidentiality of the same; or (ii) to the limited extent necessary to enforce its rights, or perform its obligations, under this Agreement. The provisions of this Section 6.4 shall not, however, (i) prohibit any Party from disclosing to any Person the fact that the Gr8Trade Licensed Technology has been licensed from Licensor to Licensee, without further detail, or (ii) prohibit any Party from disclosing any Agreement Confidential Information to the extent that such disclosure is required by Applicable Law, so long as the Party seeking to disclose the same shall first have given prompt prior Notice thereof to the other Party describing in reasonable detail such requirement and all Agreement Confidential Information required to be so disclosed, and reasonably cooperates with the other Party in its efforts, if any, to prevent or limit any such disclosure.

6.5 Cooperation. Each Party agrees that, either upon learning of, or upon a showing by the other Party of, any threatened or actual breach of the provisions of this Article 6 or of any threatened or actual unauthorized use or disclosure of all or any portion of the Confidential Information or Agreement Confidential Information of such Party by any Recipient or any Person to whom such Party or any Recipient made available such Confidential Information or Agreement Confidential Information, or in the event of any loss of, or inability to account for, any of the Confidential Information or Agreement Confidential Information or any such information or materials of such Party, such Party shall, without limitation of any liability that such Party may have hereunder with respect to such threatened or actual breach or such unauthorized use or disclosure, loss or inability to account, give Notice thereof to the other Party and shall cooperate as reasonably requested by the other Party in conjunction with the other Party’s efforts, if any, to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach or unauthorized use or disclosure, loss or inability to account or to recover such Confidential Information or Agreement Confidential Information.

6.6 Data Backup. Licensor is not responsible for the backup or storage of Licensee’s or any Authorized Users’ data.

6.7 Restrictions on Disclosure. Each Party agrees that, to the extent it is permitted to disclose Confidential Information or Agreement Confidential Information of the other Party to any Authorized User or any other Person (other than pursuant to Section 6.3(b) or the last sentence of Section 6.4), it shall do so pursuant to a written agreement containing terms at least as protective of Confidential Information and Agreement Confidential Information as those set forth in this Article 6 (but with no further rights of disclosure and no rights of use on their own behalf). Licensee acknowledges that the corresponding provisions included in the forms of Sublicense Agreements attached hereto shall be deemed to satisfy the requirements of this Section 6.7.

6.8 Legends. Each Party agrees that it will not remove, alter, deface or obscure any Applicable Legends contained on or included in any of the other Party’s Confidential Information, nor will either Party allow any of its Recipients to do so. Each Party shall reproduce any such Applicable Legend on any reproduction or modification of any of the other Party’s Confidential Information and shall promptly add (or remove) any such Applicable Legend to the other Party’s Confidential Information as such other Party may reasonably request from time to time. Licensee acknowledges that the corresponding provisions included in the forms of Sublicense Agreements attached hereto shall be deemed to satisfy the requirements of this Section 6.8.

6.9 Return. Subject to Section 7.4, upon expiration of the Applicable Gr8Trade Sublicense Term for any Existing Gr8Trade Customer or the term of the applicable Sublicense Agreement for any Authorized Licensee Subcontractor or Authorized Non-Licensee User, Licensee shall use commercially reasonable efforts to cause such Existing Gr8Trade Customer, Authorized Licensee Contractor or Authorized Non-Licensee User, as applicable, to promptly return to Licensee all of Licensor’s Confidential Information, including all copies of any thereof, under the possession or control of such Person, or to destroy or purge any such Confidential Information in all systems and files of such Person. Upon expiration of all Applicable Gr8Trade Sublicense Terms for all Existing Gr8Trade Customers, Licensee shall take the same actions with respect to any of Licensor’s Confidential Information related to the Gr8Trade Additional Elements or Gr8Trade Users’ Guide that may be under Licensee’s possession or control. Subject to Section 7.4, upon termination or expiration of this Agreement for any reason, upon request, each Party promptly shall return to the other Party all of the other Party’s Confidential Information, including all copies of any thereof, under the possession or control of such Party or any other Recipient, or destroy or purge (or cause to be destroyed or purged) all systems and files of any such Person of any such Confidential Information. Upon request, each Party shall promptly certify to the other Party its compliance with this Section 6.9. Notwithstanding the foregoing, each Party shall be permitted to retain a copy of the other Party’s Confidential Information as and to the extent required by Applicable Law; provided that any such copies shall be used only to the extent required to comply with Applicable Law.

ARTICLE 7

TERM AND TERMINATION

7.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in full force and effect unless and until terminated as provided for herein (the “Term”).

7.2 Right to Immediately Terminate Agreement.

(a) Licensor may terminate this Agreement by Notice, and without the possibility of discharge or cure as provided by Section 7.3, effective immediately in the event that (a) Licensee has breached this Agreement due to its gross negligence or willful misconduct; or (b) upon the occurrence of (i) the voluntary filing for bankruptcy or insolvency by Licensee as debtor in any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or the voluntary seeking or authorization by Licensee of the appointment of a receiver, trustee, custodian or similar official for Licensee or any of its property or assets; (ii) the involuntary commencement of any such case or proceeding against Licensee, or the seeking by a third party of any such appointment, which (A) is consented to or not timely contested by Licensee, (B) results in the entry of an order for relief, such an appointment or a similar effect or (C) is not dismissed within sixty (60) days; or (iii) the making by Licensee of a general assignment for the benefit of creditors; or (iv) the admission in writing by Licensee of its inability to pay its debts as they become due.

(b) Licensee may terminate this Agreement without cause at any time upon thirty (30) days’ prior written notice to Licensor.

7.3 Termination Upon Material Breach.

(a) Subject to Section 7.2, if Licensee fails to comply with or has breached any of the provisions of Sections 2.1,2.2, 2.3, 2.4 (other than 2.4(a)(i) and (vii)), 2.6, or 4.4, or Article 6 (other than Section 6.8), Licensor may give Notice to Licensee specifying the noncompliance or breach and indicating an intent to terminate this Agreement if the same is not corrected. Licensee shall have thirty (30) days from the date of receipt of such Notice to correct such breach. If such breach is not corrected by the end of such period, this Agreement shall automatically terminate.

(b) Subject to Section 7.2 and Section 7.3(a), if Licensee fails to discharge any material obligation or to correct any material default hereunder, Licensor may give Notice specifying the material obligation or material default and indicating an intent to terminate this Agreement if the material obligation is not discharged or the material default is not corrected. Licensee shall have sixty (60) days from the date of receipt of such Notice to discharge such obligation or correct such default. If such material obligation is not discharged or such material default is not corrected by the end of the applicable period set forth immediately above, this Agreement will automatically terminate; provided, however, that subject to Section 7.2 and other than the defaults set forth in Section 7.3(a), if, immediately prior to the expiration of the applicable cure period, Licensee has made a good faith effort to correct the default, in the reasonable judgment of Licensor, Licensee shall be permitted thirty (30) days to effect an orderly wind-down of its use of the Licensed Technology and Gr8Trade Licensed Technology.

(c) For the avoidance of doubt, any failure by an Authorized User (other than an Authorized Licensee Employee) to discharge any obligation or to correct any default under this Agreement or the applicable Sublicense Agreement shall not be deemed a breach by Licensee of this Agreement if Licensee complies with its obligations under Sections 2.7 and 9.12.

7.4 Effect of Termination. Except as expressly provided herein, upon termination of this Agreement, no Party shall have any further obligations to any other Party hereunder, except that termination of this Agreement shall not relieve any Party from liability for any breach of this Agreement that occurred prior to termination hereof or from any obligations to any other Party hereunder outstanding or accrued prior to such termination and any amounts owed to a Party hereunder shall continue to be owed; except that the provisions of Article 4 (Intellectual Property), Article 5 (Taxes), Article 6 (Confidentiality), Section 7.4, Article 8 (Disclaimers, Limitations and Indemnification) and Article 9 (Miscellaneous) shall continue in full force and effect and survive such termination. Upon termination of this Agreement all license grants from Licensor to Licensee shall cease, Licensee immediately shall (and shall cause each Authorized User to) cease all use of any of the Gr8Trade Licensed Technology and return or destroy all copies of the Gr8Trade Licensed Technology; provided that Licensee shall have no liability for breach of this sentence to the extent that Licensee is effecting an orderly wind-down as and to the extent permitted by Section 7.3(b). Without limiting the foregoing or Section 6.9, at Licensor’s request, upon termination hereof, subject to Licensee’s rights during any applicable wind-down period, Licensee shall either destroy or return to Licensor all copies of any Confidential Information and related materials in its possession or under its control. After termination, Licensee shall certify its compliance with this Section 7.4. Notwithstanding termination of this Agreement, all Authorized Non-Licensee Users licensed to use the Portal Software or the Revised Portal Software shall be permitted to continue to use the Licensed Technology (as embedded in the Portal Software or the Revised Portal Software) in accordance with the terms of the applicable Authorized Non-Licensee User Sublicense Agreement until the earliest of (i) the termination of such Sublicense Agreement in accordance with the terms thereof for the breach thereof and (ii) the remainder of the then current term of such Sublicense Agreement.

ARTICLE 8

DISCLAIMERS, LIMITATIONS AND INDEMNIFICATION

8.1 No Warranties. THE LICENSED TECHNOLOGY, THE GR8TRADE LICENSED TECHNOLOGY, ALL INTELLECTUAL PROPERTY RIGHTS THEREIN, ANY ASSOCIATED MEDIA, AND ANY OTHER PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED BY LICENSOR HEREUNDER ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND WITHOUT WARRANTY OF ANY KIND. LICENSOR HEREBY EXPRESSLY AND SPECIFICALLY DISCLAIMS ALL WARRANTIES, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, EXPRESS, IMPLIED, OR OTHERWISE, INCLUDING ANY WARRANTIES OF DESIGN, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE, AND

WARRANTIES REGARDING TITLE OR NON-INFRINGEMENT. LICENSOR MAKES NO WARRANTIES WHATSOEVER TO ANY PERSON. NO REPRESENTATION OF FACT, ORAL OR WRITTEN, INCLUDING STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF ANY OF THE GR8TRADE LICENSED TECHNOLOGY, ANY INTELLECTUAL PROPERTY RIGHTS THEREIN, ANY ASSOCIATED MEDIA, OR ANY OTHER PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, WHETHER MADE BY LICENSOR’S EMPLOYEES OR OTHERWISE, SHALL BE DEEMED TO BE A WARRANTY OR REPRESENTATION BY LICENSOR FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF LICENSOR OR ANY PERSON AFFILIATED WITH LICENSOR WHATSOEVER. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE GR8TRADE LICENSED TECHNOLOGY WILL DELIVER ORDERS TO THE APPROPRIATE EXCHANGE OR THAT THE DATA IT RECEIVES ARE TRUE, ACCURATE OR REAL TIME OR ANY REPRESENTATION OR WARRANTY REGARDING THE RELIABILITY, PERFORMANCE, RESULTS, COMPLETENESS OR TIMELINESS OR TIMELY INSTALLATION OF THE GR8TRADE LICENSED TECHNOLOGY OR THAT THE GR8TRADE LICENSED TECHNOLOGY WILL BE FREE OF ERRORS OR DEFECTS OR OTHERWISE PERFORM DESIRED FUNCTIONS OR OPERATIONS. WITHOUT LIMITING THE FOREGOING, LICENSEE AGREES AND ACKNOWLEDGES THAT ANY CALCULATIONS OF THE GR8TRADE LICENSED TECHNOLOGY MAY NOT BE CORRECT, THAT THE GR8TRADE LICENSED TECHNOLOGY MAY FAIL WITHOUT WARNING AND THAT THE USE OF THE GR8TRADE LICENSED TECHNOLOGY MAY NOT BE SECURE. LICENSEE AGREES TO RELY ON THE GR8TRADE LICENSED TECHNOLOGY AND ITS RESULTS SOLELY AT ITS OWN RISK.

8.2 Allocation of Risk. Licensee acknowledges and agrees that Licensee assumes the risk concerning the quality and performance of the Gr8Trade Licensed Technology, any Intellectual Property Rights therein, any associated media, or any other products or services provided or to be provided by Licensor hereunder. As between the Parties, Licensee assumes all liability for, among other things, any corruption or delay of data that occurs in any computers, software, systems, networks, infrastructure, systems, data or materials used by Licensee or any Authorized User, or in any of the various exchanges or networks used to execute trades. Licensor is not responsible for verifying the accuracy of any information entered into the Gr8Trade Licensed Technology by Licensee or any Authorized Users. Licensee assumes all responsibility for its relationship with each Authorized User. Licensee acknowledges that Licensor has no control over Licensee’s or any Authorized User’s entry of data and that Licensor assumes no responsibility for any computers, software, systems, networks, infrastructure, systems, data, materials or exchanges used by Licensee or any Authorized User, including the integrity of any quote feeds.

8.3 Additional Exclusions. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, AND EXCEPT FOR (a) DAMAGES CAUSED BY (i) A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE IN

CONNECTION WITH THIS AGREEMENT, OR (ii) THE VIOLATION BY A PARTY OF ITS OBLIGATIONS OF CONFIDENTIALITY OR OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, AND (b) LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THE LAST SENTENCE OF SECTION 4.5(b), IN NO EVENT SHALL EITHER PARTY OR ANY PERSON AFFILIATED WITH SUCH PARTY BE LIABLE TO THE OTHER PARTY, TO ANY AUTHORIZED USER, OR TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND (COLLECTIVELY, “SPECIAL DAMAGES”) ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THIS AGREEMENT, ANY GR8TRADE LICENSED TECHNOLOGY OR ANY INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, OR ANY OTHER PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, INCLUDING ANY DAMAGES FOR INTERRUPTION OF SERVICE, LOSS OF DATA, LOSS OF REVENUE OR PROFIT, LOSS OF GOODWILL, LOSS OF TIME OR BUSINESS, OR ANY SIMILAR LOSS OR DAMAGE, WHETHER LIABILITY IS ASSERTED IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY OR ANY SUCH AFFILIATED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OR FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDIES POSSESSED BY THE OTHER PARTY OR ANY OTHER PERSON. NOTWITHSTANDING THE FOREGOING, BUT WITHOUT LIMITATION OF SECTION 8.4, THIS SECTION 8.3 SHALL NOT LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTION 8.6 WITH RESPECT TO REIMBURSEMENT TO AN INDEMNIFIED PERSON WITH RESPECT TO SPECIAL DAMAGES PAID BY SUCH INDEMNIFIED PERSON TO, OR PAYMENT ON BEHALF OF AN INDEMNIFIED PERSON OF SPECIAL DAMAGES TO, A THIRD PARTY CLAIMANT WHO HAS BEEN AWARDED SPECIAL DAMAGES.

8.4 Limitation of Liability. (a) IF, NOTWITHSTANDING THE ABOVE PROVISIONS, THERE SHALL AT ANY TIME BE ANY LIABILITY ON THE PART OF LICENSOR BY VIRTUE OF THIS AGREEMENT, OR THE PERFORMANCE OR NON-PERFORMANCE OF ANY RESPONSIBILITIES IT MAY HAVE UNDER OR RELATED TO THIS AGREEMENT, THEN, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, OTHER THAN FOR LIABILITY ARISING OUT OF LICENSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF LICENSOR OR ANY PERSON AFFILIATED WITH LICENSOR FOR ANY CLAIMS, LOSSES OR DAMAGES, FOR ANY CAUSE WHATSOEVER, ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THIS AGREEMENT OR ANY GR8TRADE LICENSED TECHNOLOGY, ANY INTELLECTUAL PROPERTY RIGHTS THEREIN, OR ANY PRODUCTS OR SERVICES PROVIDED OR TO BE PROVIDED HEREUNDER, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EXCEED TEN THOUSAND AND NO/100 DOLLARS ($10,000). THE FOREGOING LIMITATION OF LIABILITY IS COMPLETE AND EXCLUSIVE, SHALL APPLY EVEN IF LICENSOR HAS

BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIMS, LOSSES OR DAMAGES, AND SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OR FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER REMEDIES POSSESSED BY LICENSEE OR ANY OTHER PERSON. THIS LIMITATION OF LIABILITY REFLECTS AN ALLOCATION OF RISK BETWEEN LICENSOR AND LICENSEE THAT IS REFLECTED IN THE ROYALTY-FREE NATURE OF THE LICENSES GRANTED HEREBY.

(b) EXCEPT AS SET FORTH IN THE LAST SENTENCE OF THIS SECTION 8.4(b), NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY OTHER AGREEMENT (OTHER THAN THE LAST SENTENCE OF THIS SECTION), LICENSOR ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL THE TOTAL AGGREGATE LIABILITY OF LICENSEE OR ANY PERSON AFFILIATED WITH LICENSEE FOR ANY CLAIMS, LOSSES OR DAMAGES, FOR ANY CAUSE WHATSOEVER, ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, THIS AGREEMENT, THE CO-LOCATION AGREEMENT BY AND BETWEEN LICENSOR AND LICENSEE DATED AS THE DATE HEREOF OR THE PURCHASE AGREEMENT, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), PURSUANT TO ANY INDEMNIFICATION PROVISIONS HEREOF OR THEREOF OR OTHERWISE, EXCEED IN THE AGGREGATE $7,750,000. THE FOREGOING LIMITATION OF LIABILITY IS COMPLETE AND EXCLUSIVE, SHALL APPLY EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL CLAIMS, LOSSES OR DAMAGES, AND SHALL APPLY REGARDLESS OF THE SUCCESS OR EFFECTIVENESS OR FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER REMEDIES POSSESSED BY LICENSOR OR ANY OTHER PERSON. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 8.4(b) SHALL NOT APPLY WITH RESPECT TO (i) ANY AMOUNTS PAYABLE BY A LICENSOR INDEMNIFIED PARTY TO AN AUTHORIZED USER AS A RESULT OF A CLAIM BROUGHT BY SUCH AUTHORIZED USER AGAINST A LICENSOR INDEMNIFIED PARTY AND FOR WHICH LICENSEE IS REQUIRED TO INDEMNIFY SUCH LICENSOR INDEMNIFIED PARTY UNDER SECTION 8.6(i)(B), (ii) THE REASONABLE ATTORNEYS’ FEES INCURRED BY THE LICENSOR INDEMNIFIED PARTIES IN ACCORDANCE WITH SECTION 8.6 IN CONNECTION WITH SUCH CLAIM OR (iii) LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER THE LAST SENTENCE OF SECTION 4.5(b).

8.5 Infringement Issues. In the event that Licensee becomes aware of any claim or potential claim that any of the Licensed Technology, any of the Gr8Trade Licensed Technology or Licensee’s or any Authorized User’s use of any thereof, violates the Intellectual Property Rights of any third party, Licensee shall promptly provide Notice of the same to Licensor and, to the extent that Licensor requests in writing, Licensee shall reasonably cooperate with Licensor in the investigation of any such claim or potential claim (provided that Licensor reimburses Licensee for its reasonable out-of-pocket expenses in connection with the same).

8.6 Indemnification. Licensee, at its sole expense, hereby agrees to be liable for and to indemnify, hold harmless and (at the election of Licensor) defend (with counsel reasonably acceptable to Licensor) Licensor, its Affiliates, and their respective directors, officers, members, partners, employees, agents and representatives (collectively, the “Licensor Indemnified Parties”), from and against any and all debts, liabilities, losses, costs or expenses, including reasonable attorneys’ fees (collectively, “Losses”) incurred as a result of any claim brought by a third party, to the extent arising out of or in any way related to, in whole or in part: (i) (A) Licensee’s or any Authorized User’s use of any of the Gr8Trade Licensed Technology (including the marketing or sublicensing of portions thereof to any Authorized Licensee Subcontractor, Authorized Non-Licensee User, or Existing Gr8Trade Customer, or any warranty, express or implied, made or alleged to have been made by or on behalf of Licensee with respect to any of the Licensed Technology or any of the Gr8Trade Licensed Technology, or in the conduct of any other business of Licensee with respect to any portion of the Gr8Trade Licensed Technology); (B) any claim by or on behalf of any Authorized User (or any Person connected with any Authorized User) with respect to any of the Gr8Trade Licensed Technology; (C) any failure by Licensee or any Authorized User to comply with any of the requirements of this Agreement or any applicable Sublicense Agreement; (ii) any misrepresentation or breach of any representation, warranty or covenant of Licensee contained in this Agreement; or (iii) Licensee’s fraud, gross negligence or willful misconduct; provided, that Licensee shall have no liability to indemnify any Licensor Indemnified Party hereunder with respect to any Losses arising out of: (x) any claim brought by a third party arising out of or alleging that the Gr8Trade Licensed Technology infringes upon the Intellectual Property Rights of any Person or (y) Licensor’s gross negligence or willful misconduct; and provided further, that Licensee shall not be required to indemnify any Licensor Indemnified Party under this Agreement to the extent of any Losses for which it would otherwise be obligated to indemnify (and does indemnify) Licensor and any of its affected Affiliates under the Purchase Agreement. Licensor shall notify Licensee of any matter with respect to which any Licensor Indemnified Party is entitled to seek indemnification from Licensee under this Section promptly after Licensor becomes aware of such matter; provided, however, that any failure to give prompt notice of such matter shall not relieve Licensee from any of its liabilities or obligations hereunder with respect to such matter unless (and then only to the extent that) such failure materially and adversely affects the ability of Licensee to indemnify against (or if applicable, defend) any claim or action arising out of such matter. In the event that Licensor requests that Licensee defend any Licensor Indemnified Party indemnified under this Section with respect to any indemnified matter, such Licensor Indemnified Party shall nevertheless have the right to participate in the defense with counsel of its own choice (with such counsel’s fees and expenses incurred after the date Licensee initiates the defense to be paid by such Licensor Indemnified Party unless (1) in Licensor’s reasonable judgment, it is advisable in light of the separate interests of Licensor and Licensee for the Licensor Indemnified Party to be represented by separate counsel or (2) Licensee shall not have employed counsel to defend the Licensor Indemnified Party within a reasonable time or fails to do so until the matter is resolved; in either such case, the fees and expenses of such separate counsel shall be paid by Licensee) and to approve in writing any settlement or compromise or any consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Licensor Indemnified Party of a release, reasonably satisfactory to such Licensor

Indemnified Party, from all liability in respect of such matter and there shall be no other terms and conditions as part of such settlement, compromise, or consent to judgment which could reasonably be expected to materially and adversely affect any such Licensor Indemnified Party. To the extent requested by Licensee, Licensor agrees to reasonably cooperate with Licensee and its counsel in connection with any such matter, provided that Licensee shall reimburse Licensor for any expenses associated with the same. Each of Licensor and Licensee shall use reasonable efforts to keep the other Party informed at all times as to the status of its efforts with respect to any matter covered hereby and to consult with the other Party concerning its efforts.

ARTICLE 9

MISCELLANEOUS

9.1 Assignment. Licensee shall not directly or indirectly assign, transfer, sublicense or otherwise dispose of this Agreement or any of its rights or obligations hereunder, in whole or in part, to any Person, without the prior written consent of Licensor; provided, however, that (i) Licensee may sublicense certain rights under this Agreement pursuant to Sections 2.1 and 2.3; and (ii) such consent shall not be required in connection with an assignment of all of Licensee’s rights and obligations under this Agreement in connection with the sale of all or substantially all of the assets of Licensee (or all or substantially all of such assets as are associated with the Portal Software and the Revised Portal Software) to a Person who agrees in writing to assume such obligations (provided that (i) Licensee shall give notice to Licensor at least fifteen (15) days, if reasonably practicable, prior to the closing of such transaction and (ii) for the avoidance of doubt, in no event shall Primary Licensee or any other person entitled to benefits under Section 2.4(c) retain any rights or benefits under this Agreement following such assignment, except as an Authorized Non-Licensee User), and any such assignment, transfer or other disposition shall release Licensee from its obligations hereunder, except where such assignment is to a Person that is and remains a controlled Affiliate of Licensee. Any attempted assignment, transfer, sublicense or other disposition in violation of the foregoing shall be void. Licensor may assign, transfer or otherwise dispose of this Agreement or any of its rights or obligations hereunder, in whole or in part, without the consent of Licensee and any such assignment, transfer or other disposition shall release Licensor from its obligations hereunder.

9.2 Notices. Any notice or document sent to Licensor or Licensee regarding this Agreement (a “Notice”) shall be in writing and either delivered (including delivery by personal delivery, by telecopy or by courier service) or mailed by registered or certified mail, properly stamped and addressed to the Party entitled to receive such Notice at the address set out below or any such other address as such Party may request in a written Notice made in compliance herewith:

if to Licensor:	Zone Technology Partners, LLC
805 Las Cimas Parkway, Suite 100
Austin, Texas 78746
Attn: Chief Executive Officer
Facsimile: (512) 306-1513

with copies to:	Graves, Dougherty, Hearon & Moody
515 Congress Avenue, Suite 230
Austin, Texas 78701
Attn: James M. Laughead
Facsimile: (512) 478-1976

if to Licensee:	Instinet Group Incorporated
3 Times Square
New York, New York 10036
Attn: Paul A. Merolla, General Counsel
Facsimile: (212) 593-8040

with copies to:	Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10016
Attn: Yvette Teofan
Facsimile: (212) 225-3999

Any such Notice shall be deemed effective as of the date of delivery (if delivered in the manner set forth above) or three (3) days after the date of mailing (if mailed in the manner set forth above).

9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement, or the application thereof to any Person or any circumstances, shall be invalid or unenforceable to any extent under Applicable Law, and the extent of such invalidity and unenforceability does not cause substantial deviation from the underlying intent of the Parties as expressed in this Agreement, then such provision shall be deemed severed from this Agreement with respect to such Person or circumstances, without invalidating the remainder of this Agreement or the application of such provision to other Persons or circumstances, and a new provision shall be deemed to be substituted in lieu of the provision so severed which new provision shall, to the extent possible, accomplish the intent of the Parties hereto as evidenced by the provision so severed.

9.4 Entire Agreement. This Agreement represents the entire understanding and agreement of the Parties with regard to the subject matter hereof, and supersedes any prior understanding, agreement or statement (written or oral) of intent between the Parties with respect to the subject matter of this Agreement. There are no unwritten oral agreements between the Parties regarding the subject matter of this Agreement. Any exhibits or schedules to this Agreement shall constitute an integral part of this Agreement.

9.5 No Agency. This Agreement shall not be construed to create an agency, joint venture, partnership or other form of business association between the Parties. Each Party shall be considered an independent contractor to the other Party.

9.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws thereof. Each of the Parties irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, (ii) that, to the extent such Party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such Party’s agent for acceptance of legal process (provided that any obligation under this clause (ii) shall terminate six (6) years after the First Closing Date (as defined in the Purchase Agreement)), (iii) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service, and (iv) that service made pursuant to (ii) or (iii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each Party irrevocably agrees for the exclusive benefit of the other that the United States District Court for the District of Delaware, the Chancery Court of the State of Delaware, the Superior Court of the State of Delaware or the Supreme Court of the State of Delaware (the “Chosen Courts”) shall have jurisdiction to hear and determine or settle any dispute which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement may be brought in the Chosen Courts.

(b) Each of Licensor and Licensee irrevocably waives any objection to the venue of the courts designated in this Section 9.6 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

9.7 Export Regulation. Licensee shall not export, directly or indirectly, any technology or information acquired or licensed under this Agreement or any products utilizing any such technology or information to any country for which the U.S. government or any agency thereof at the time of export requires an export license or other government approval without first obtaining such license or approval.

9.8 Waiver; Amendment; Certain Notices. No waiver of any provision of this Agreement, or any consent to any departure by any Party therefrom, shall be effective unless made in writing and signed by the Party to be charged with the waiver or consent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. This Agreement may only be amended by written agreement executed by each of the Parties hereto. No notice to or demand on any Party in any case shall entitle such Party or any other Party to any other or further notice or demand in similar or other circumstances.

9.9 Interpretation. When a reference is made in this Agreement to any Schedule or Exhibit, such reference shall be to a schedule or exhibit to this Agreement unless otherwise indicated. Each instance in this Agreement of the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “days” means calendar days, not business days, unless otherwise specified. Unless otherwise specified, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Similarly, unless otherwise specified, the words “therein,” “thereof” and “thereunder” and other words of similar import refer to a particular agreement or other instrument as a whole and not to any particular article, section, paragraph, subparagraph, schedule, exhibit, addendum or other subdivision. Unless otherwise specified, any reference to articles, sections or clauses are to articles, sections or clauses of this Agreement. Unless otherwise specified, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein. Unless otherwise specified, references to any Party to this Agreement or any other document or agreement shall include the heirs, successors and permitted assigns of such Party. Unless otherwise specified, any reference to a statute includes and refers to the statute itself, as well as to any rules and regulations made and duly promulgated pursuant thereto, and all amendments made thereto and in force currently from time to time and any statutes, rules or regulations thereafter duly made, enacted and/or promulgated, as may be appropriate, and/or any other governmental actions thereafter duly taken from time to time having the effect of supplementing or superseding such statute, rules, and/or regulations. The language in all parts of this Agreement shall be in all cases construed according to its plain meaning and not strictly for or against one or more of the Parties. Any table of contents or headings contained in this Agreement are for reference purposes only and shall not be construed to affect the meaning or interpretation of this Agreement. When required by the context, (i) whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular; and (ii) the masculine gender shall include the feminine and neuter genders and vice versa. Unless the context requires otherwise, derivative forms of any capitalized term defined in this Agreement shall have the comparable meaning to that of such term.

9.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

9.11 Binding. This Agreement shall be binding on the Parties and their respective successors and permitted assigns (if any).

9.12 Licensee Liability and Applicability of Restrictions to Certain Persons. Notwithstanding anything to the contrary in this Agreement, subject to Section 8.4, Licensee shall at all times be liable to Licensor for the use of any of the Licensed Technology by Licensee or any Authorized User not in accordance with this Agreement, for any use or disclosure of any Confidential Information by any Recipient not in accordance with Article VI, and for using its commercially reasonable efforts to ensure the compliance by each Authorized User with their obligations under any applicable Sublicense Agreement.

9.13 Bankruptcy. All rights and licenses granted to a Party hereunder are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. § 101, et seq.), licenses to rights of “intellectual property” as defined thereunder. Notwithstanding any provision contained herein to the contrary, if any Party as licensor of any such license is under any proceeding under the Bankruptcy Code and the trustee in bankruptcy of such Party or such Party as a debtor in possession rightfully elects to reject this Agreement, the other Parties may, pursuant to 11 U.S.C. § 365(n)(1) and (2), retain any and all rights hereunder granted to it to the maximum extent permitted by law, subject to the payments, if any, specified herein.

9.14 Inspection, Etc.

(a) At any time and from time to time on a reasonable periodic basis, within seven (7) business days after written request by Licensor, Licensee shall provide Licensor a written certification, executed by an officer of Licensee, of all locations at which any Source Code of the Licensed Technology is stored, maintained, used or accessed, the number of copies of the Source Code of the Licensed Technology made by or on behalf of Licensee or any Authorized User, and the number of Persons who were using or have access to any of the same.

(b) If at any time Licensor should have a bona fide good faith basis to believe that Licensee has not complied with its obligations under this Agreement, then it may send a written notice to Licensee describing such alleged non-compliance and requesting to inspect such locations and to inspect, audit, verify and copy such records and procedures of Licensee that are relevant to such alleged non-compliance. Licensee shall reasonably cooperate with such request, and Licensor shall be permitted to perform such inspection and audit within ten (10) business days after such written notice in the manner described in the next two (2) sentences. Unless otherwise agreed by Licensee in its sole discretion, any such records shall be made available to, and such inspection and audit shall be made by, an independent third party auditor selected by Licensor that is not an Affiliate of either Party and that has had no material relationship with either Party during the previous two (2) years, at Licensee’s principal place of business or such other location as Licensor and Licensee may agree upon in writing from time to time, provided that Licensee shall have the right to object to any such third party auditor selected by Licensor in its reasonable discretion, in which case it shall identify to Licensor three (3) independent third party auditors acceptable to it that meet the above criteria that Licensor may select from in order to conduct such inspection and audit. Such independent third party auditor shall use reasonable efforts to conduct any such inspection or audit in a manner that does not unreasonably interfere with Licensee’s business, and shall limit its inspection or audit to such records and procedures that are relevant to the alleged non-compliance. In the event that any such inspection or audit identifies any material breach of this Agreement, then without limitation of any other rights or remedies that may be available to Licensor as a result of such breach, Licensee shall reimburse Licensor for all reasonable costs and expenses of such inspection or audit. Licensor agrees that it shall not exercise its rights of inspection and audit under this Section 9.14(b) more than once during any one (1) year period unless since the date of the last inspection or audit Licensee has breached this Agreement or in the course of the previous inspection or audit Licensee was found to not be in compliance with its obligations hereunder. Any Confidential Information of Licensee obtained pursuant to this Section shall be subject to the provisions of Article 6 of this Agreement, and such independent third party auditor shall not be permitted to share any information learned during the inspection or audit except and only to the extent directly related to the alleged non-compliance by Licensee with this Agreement.

9.15 U.S. Government Restricted Rights. Licensee shall include the following provision (and/or such other provisions as may be required under Applicable Law from time to time to accomplish substantially the same result) in each Sublicense Agreement, on the first screen of any software utilizing any of the Gr8Trade Licensed Technology, and on any related media and software documentation:

“The software provided hereunder is commercial computer software developed exclusively at private expense and is provided with RESTRICTED RIGHTS. Use, duplication or disclosure by civilian agencies of the U.S. Government shall be in accordance with FAR 52.227-19(c) or other agency data rights provisions, as may be applicable. Use, duplication and disclosure by DOD agencies is subject solely to the terms of a standard software License Agreement as stated in DFAR 227.7202. “Unpublished-All Rights Reserved under the Copyright Laws of the United States.” Contractor/Licensor is Instinet Group Incorporated, 3 Times Square, New York, New York 10036.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date above first written to be effective as of the Effective Date.

LICENSOR:

ZONE TECHNOLOGY PARTNERS, LLC

By:	/s/ Jane Harvey

Name: Jane Harvey
Title: President

LICENSEE:

INSTINET GROUP INCORPORATED

By:	/s/ John F. Fay
Name: John F. Fay
Title: Chief Financial Officer

SCHEDULE 1.1(c)

Portal Software

SCHEDULE 2.3(d)

Existing Gr8Trade Users and Sublicense Agreements

EXHIBIT 2.3(b)

Form of Authorized Licensee Contractor Sublicense Agreement

EXHIBIT 1

FORM OF AGREEMENT REGARDING OWNERSHIP OF INTELLECTUAL

PROPERTY AND PROPRIETARY INFORMATION

EXHIBIT 2.3(c)

Form of Authorized Non-Licensee User Sublicense Agreement

Instinet LLC Client Agreement

Schedule A

Fees and Services

EXHIBIT 2.3(d)

Form of Gr8Trade Sublicense Agreement